Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
July 19, 2005	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES

DIVIDEND INCREASE OF 30 PERCENT

GREELEY, Colo. – July 19, 2005 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announces that on July 18, 2005 its Board of Directors voted to increase the quarterly dividend rate by 30% from $0.125 cents per share to $0.1625 per share. Additionally, on July 18, 2005, the Board of Directors declared a quarterly dividend payment, at the increased rate of $.01625 per share, payable on September 1, 2005, to stockholders of record as of the close of business on August 15, 2005.

“Increasing the quarterly dividend to shareholders within one year of being a public company demonstrates our confidence in our financial position and the future of this company,” said L. Kenny Cordell, president and chief executive officer of UAP Holding Corp.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products markets a comprehensive line of products, including crop protection chemicals, seeds and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 330 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, and other risks identified and discussed under the caption “Risk Factors” in Form 10-K filed with the Securities and Exchange Commission on May 27, 2005 and in the other documents the company files with the SEC from time to time.